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                                   EXHIBIT 11
                              HUBBELL INCORPORATED
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                         Three Months Ended
                                                                             March 31,
                                                                             ---------

                                                                      1995                1994
                                                                      ----                ----

Net Income                                                            $28,409            $24,328
                                                                      =======            =======

Weighted average number of common shares
 outstanding during the year                                           32,973             32,850

Common equivalent shares                                                  308                449
                                                                      -------            -------

Average number of shares outstanding                                   33,281             33,299
                                                                      =======            =======

Earnings per Share                                                    $  0.85            $  0.73
                                                                      =======            =======





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